SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a.12

                                   CCAIR, INC.
                (Name of Registrant as Specified In its Chapter)

                                   CCAIR, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(4), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i) (3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock

2)  Aggregate number of securities to which transaction applies:
Not Applicable

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) Not Applicable

4)  Proposed maximum aggregate value of transaction:  Not
Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1)       Amount Previously Paid:  $0
2)       Form, Schedule or Registration Statement No.: Not Applicable
3)       Filing Party:  Not Applicable
4)       Date Filed:  Not Applicable
--------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   CCAIR, Inc.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held November 14, 1996



         Notice is hereby given that the Annual Meeting of Stockholders of CCAIR, Inc. will be held at the Sheraton Airport Plaza Hotel, 3315 South I-85 at Billy Graham Parkway, Charlotte, North Carolina on November 14, 1996 at 10:00 a.m., for the following purposes:


         1.       To elect five Directors; and

         2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.


         The Board of Directors has fixed the close of business on September 20, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. A complete list of the stockholders entitled to vote at the Meeting will be available at the office of CCAIR, Inc., 4700 Yorkmont Road, Second Floor, Charlotte, North Carolina, at least ten days prior to the Meeting.

         Your attention is directed to the accompanying Proxy Statement.


                                      By Order of the Board of Directors,



                                      Eric W. Montgomery
                                      Secretary

Charlotte, North Carolina
October 16, 1996

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 14, 1996




                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CCAIR, Inc. (the "Company") for the Annual Meeting of Stockholders to be held on November 14, 1996, and at any adjournment thereof. The address of the Company's principal executive office is 4700 Yorkmont Road, Second Floor, Charlotte, North Carolina 28208. This Proxy Statement and accompanying form of proxy are expected to be mailed to stockholders on or about October 16, 1996.

         The enclosed proxy is being solicited by the Board of Directors of the Company. A stockholder who executes the accompanying form of proxy may revoke his proxy at any time before it is voted by filing with Eric W. Montgomery, Secretary of the Company, at 4700 Yorkmont Road, Second Floor, Charlotte, North Carolina 28208, a written revocation or a properly executed proxy bearing a later date, or by attending and voting in person at the Annual Meeting. All shares represented by valid proxies received pursuant to the solicitation and prior to the Meeting and not revoked before they are exercised will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specifications. If no specification is indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

         If a properly executed proxy is returned and the stockholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the Meeting for purposes of determining a quorum and for calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum, but not for purposes of calculating a vote with respect to such matter. With respect to the election of Directors, the vote required is a majority of the shares actually voted. As a result, abstentions and broker nonvotes will not affect the outcome of this matter.

         The expense of the solicitation of proxies, including the costs of preparing and distributing the proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of proxy materials, solicitation may be made in person or by telephone or telegraph by Directors, Officers or regular employees of the Company. Such Directors, Officers and employees will not receive additional compensation for such services.


                          VOTING SECURITIES OUTSTANDING

         Only stockholders of record at the close of business as of September 20, 1996, will be entitled to notice of and to vote at the Annual Meeting of Stockholders. As of the close of business on September 20, 1996, the Company had 7,740,695 outstanding shares of common stock par value $0.01 per share; there are no other voting securities.

         As of September 20, 1996, no stockholder was known to the Company to be the beneficial owner of more than five percent of the common stock of the Company.

         The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

                              ELECTION OF DIRECTORS

         Five Directors will be elected at the Annual Meeting to serve for a one-year term and until their successors have been duly elected and qualified. Stockholders do not have cumulative voting rights in the election of Directors. Each shareholder is entitled to one vote for each share held for each Director.

         Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election as Directors of the persons identified as nominees for Directors in the table below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted FOR such other person or persons, if any, as may be nominated by the Board of Directors. All nominees have consented to be named herein as standing for election to the Board of Directors and have consented to serve if elected.

         The following information is furnished with respect to the nominees for election to the Board of Directors of the Company:



Name                      Age         Principal Occupation for Past Five Years               Director Since


John A. Adams              47       President, Talon Resources, Inc., aviation and financial            1992
                                    consulting firm (1982 to present); Chief Executive
                                    Officer, GEO Environmental, Inc. (1992 to present).


K. Ray Allen               49       Chief Executive Officer and President, Computer                     1994
                                    Intelligence, Incorporated, a computer software
                                    engineering firm (1981 to present); Chief Executive
                                    Officer and  President,  Burl Software  Laboratories,
                                    Incorporated,  a computer software development and
                                    marketing firm (1992 to June 1994).


Kenneth W. Gann            57       Chief Executive Officer and President of the Company                1990
                                    (November 1990 to present).


Gordon Linkon              67       Retired (September 1993); Chief Executive Officer                   1994
                                    and President, USAir Shuttle, commercial airline, New
                                    York, NY (April 1992 to September 1993); Vice
                                    President  USAir  Express  Division,  USAir  Group,  Inc.,
                                    commercial  airline, Arlington, VA (1988 to April 1992).


Dean E. Painter, Jr.       52       Co-owner and President, CLG, Inc., computer leasing                 1985
                                    and sales company, Raleigh, NC (1980 to present).


         During the fiscal year ended June 30, 1996, the Board of Directors held a total of three (3) regular and special meetings. Each Director then serving attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he served.

         The  Board of  Directors  of the  Company  has the  following  standing
Committees: Audit Committee, Nominating Committee, Stock Option Committee and Compensation Committee. The Stock Option Committee and the Audit Committee each met once during the fiscal year ended June 30, 1996. The Nominating Committee and Compensation Committee did not meet during that period.

         The Audit Committee confers with the Company's independent auditors and reviews the scope of auditing of the Company's books and accounts and the reports submitted by the auditors. The Committee also reviews, with the independent auditors and appropriate Company personnel, procedures and methods employed in connection with the Company's management policies relating to internal controls. Reports are made by the Committee to the Board from time to time. The members of the Audit Committee are Messrs. John A. Adams and Gordon Linkon.

         The Nominating Committee recommends to the Board the appropriate size of the Board of Directors and the names of candidates for nomination to the Board. The Committee will consider qualified candidates recommended by stockholders. In order for a candidate recommended by a stockholder to be considered as a nominee at the next Annual Meeting, the name of such candidate, together with a written description of the candidate's qualifications, must be received at the Company's principal executive offices on or before June 13, 1997. The members of the Nominating Committee are Messrs. Kenneth W. Gann and Dean E. Painter, Jr.

         The Stock Option Committee administers the Company's Amended and Restated Stock Option Plan. This Committee is composed of Directors who are not eligible for discretionary grants under the Plan. The Committee has full authority, in accordance with the requirements of the Plan, to determine whether to grant stock options to eligible recipients and to determine the size, terms and restrictions on stock options granted. The members of the Stock Option Committee are Messrs. K. Ray Allen and Gordon Linkon.

         The Compensation Committee recommends to the Board appropriate levels and types of compensation for each Executive Officer or position and Director of the Company. The Committee will also make recommendations on various employee benefits or benefit plans considered by the Board of Directors. The members of the Compensation Committee are Messrs. Dean E. Painter, Jr. and John A. Adams.

         The members of the Board of Directors do not receive fees in exchange for their service to the Company. From time to time, the Directors receive grants of options to purchase common stock in compensation for their service as Directors. See disclosure under heading "Report of Compensation Committee" for additional information. In addition, Mr. John A. Adams, through Talon Resources, Inc., has a consulting arrangement with the Company. See disclosure under headings "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" for additional information.


                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table sets forth as of September 20, 1996, certain information with respect to the beneficial ownership for each of the Directors of the Company and of all Directors of the outstanding shares of the Company's common stock, which is the only class of voting securities of the Company. Each of the individuals listed below possesses sole voting and investment power with respect to the shares listed opposite his name, unless noted otherwise.

                                 Amount and Nature
         Name                 of Beneficial Ownership       Percent of Class(7)

Kenneth W. Gann                       343,468(1)                       3.9%
Dean E. Painter, Jr.                  227,000(2)                       2.6%
John A. Adams                         265,750(3)                       3.0%
K. Ray Allen                           90,000(4)                       1.0%
Gordon Linkon                          95,000(5)                       1.1%
All Directors and Officers
 as a Group (7 persons)             1,093,218(6)                     12.47%

           (1) Mr. Gann has the right to acquire 343,468 shares pursuant to presently exercisable options.

           (2) Mr. Painter has the right to acquire 207,000 shares pursuant to presently exercisable options and warrants.

           (3) Mr. Adams has the right to acquire 260,750 shares pursuant to presently exercisable options and warrants.

           (4) Mr. Allen has the right to acquire 80,000 shares pursuant to presently exercisable options and warrants.

           (5) Mr. Linkon has the right to acquire 65,000 shares pursuant to presently exercisable options and warrants.

           (6)    Includes  1,028,218  shares which  Officers and Directors have
                  the  right  to  acquire  pursuant  to  presently   exercisable
                  options.

           (7) All percentage calculations assume all presently exercisable stock options and warrants held by Executive Officers and Directors have been exercised.


                                   MANAGEMENT

Executive Officers of the Company are as follows:



         Name              Age             Position and Background



Kenneth W. Gann            57       Chief Executive Officer, President and Director of the Company (November
                                    1990 to present).


Eric W.  Montgomery        37       Vice President of Finance, Secretary   and  Acting   Treasurer  of  the
                                    Company (February, 1995 to present);  Controller,  Hunter Farms, Inc., a division of a regional  grocery  chain,  High  Point,  NC (March 1993 to
                                    February 1995); Assistant Controller, Denny's, Inc., a restaurant chain,
                                    Spartanburg, SC (April 1990 to February 1993).


Peter J. Sistare           33       Vice President of Operations of the Company (March 1994 to present); Vice
                                    President of Maintenance (December 1993 to March 1994); Director of
                                    Maintenance of the Company (December 1990 to December 1993).  Mr.
                                    Sistare joined the Company in April 1986 as a mechanic and has served as
                                    Manager of Avionics, Aircraft Instructor, Manager of Maintenance and Acting
                                    Director of Maintenance before assuming his position of Director of
                                    Maintenance of the Company.  Mr. Sistare keeps current as a pilot on the
                                    Shorts 360 by flying the line periodically.


                                           EXECUTIVE COMPENSATION

Compensation of Executive Officers

         The following table sets forth certain summary information concerning the compensation paid or accrued by the Company on behalf of the Company's Chief Executive Officer. None of the Company's other executive officers had annual income in excess of $100,000, the threshold level for reporting under the SEC rules. Thus, only the Chief Executive Officer is a Named Executive Officer for purposes of disclosure under the SEC rules.

                                         SUMMARY COMPENSATION TABLE
                                                          Long-Term
                                                         Compensation
=====================================================================
                                Annual
                             Compensation                  Awards
================================================================================
--------------------------------------------------------------------------------
                                            Other Annual              All Other
      Name and             Salary  Bonus Compensation(2) Options(3) Compensation
Principal Position Year(1)  ($)     ($)       ($)          (#)         ($)
================================================================================
--------------------------------------------------------------------------------
Kenneth W. Gann      1996   131,040(4) ---     -----       34,625(5)  8,655(6,7)
Chief Executive      -----------------------------------------------------------
Officer and          1995   125,040             6,000     248,000(8)  7,625(6,7)
President            -----------------------------------------------------------
                     1994   125,040             6,000     125,000(9)  6,745(6,7)

================================================================================


(1) The Company's fiscal year runs from July 1 to June 30 in the succeeding calendar year and the year stated in the table and in the notes to the table refers to the year in which the fiscal year ends.

(2) The amounts paid as other annual compensation represent a car allowance of $500 per month.

(3) The Company does not issue Stock Appreciation Rights (SARs). This column reflects the stock options issued under its Amended and Restated Stock Option Plan.

(4) For the fiscal year 1996, the salary for Mr. Gann was increased by $6,000 and the separate car allowance of $500 per month was terminated.

(5)      Mr.   Gann   received   options  to  purchase   19,625  as   additional
         consideration for loans to the Company.

(6) The Company purchased a key man life insurance policy on Mr. Gann in the face amount of $1 million; 60% of proceeds to Company and 40% to Mr. Gann's spouse. The amounts included in All Other Compensation represent that portion of the premium paid by the Company that funds the death benefit for Mr. Gann's spouse.

(7) Amounts included under All Other Compensation are for premiums for supplemental life insurance and medical insurance paid by Company.

(8) The options to purchase 248,000 shares of common stock granted in 1995 were, in part, a transaction in which Mr. Gann surrendered options to purchase 236,000 shares that were granted in 1992-1994. However, the rules of the Securities and Exchange Commission require that these grants be shown without the effect of the surrender. The additional 12,000 options were granted in 1995.

(9) This grant is part of a transaction in which Mr. Gann surrendered stock options to purchase 55,000 shares of common stock in exchange for stock options to purchase the same number of shares.


Option Grants in Last Fiscal Year

         The following table sets forth the individual grants of stock options made to the Named Executive Officer during the fiscal year ended June 30, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR


=========================================================================================
                                                                Potential Realized Value
                                                                    at Assumed Annual
                              Individual                          Rates of Stock Price
                                Grants                              Appreciation for
                                                                      Option Term(2)
--------------------------------------------------------------
                               % of Total   Exercise
                 Options   Options Granted  or Base   Expir-
                Granted(1) to Employees in  Price     ation        5%            10%
         Name      (#)         Fiscal Year   ($/sh)     Date
-----------------------------------------------------------------------------------------

Kenneth W. Gann   2,500           3.6%       $3.125   07/01/05  $ 3,878.25   $ 5,894.75
                  2,500           3.6%       $2.8438  08/01/05  $ 3,878.25   $ 5,894.75
                  2,500           3.6%       $2.00    10/27/05  $ 3,878.25   $ 5,894.75
                 15,000          21.5%       $2.00    11/16/05  $23,269.50   $35,368.50
                  2,500           3.6%       $2.125   11/20/05  $ 3,878.25   $ 5,894.75
                  2,250           3.2%       $2.125   12/22/05  $ 3,490.43   $ 5,305.28
                  2,000           2.9%       $1.625   02/22/06  $ 3,102.60   $ 4,715.80
                  2,000           2.9%       $1.8125  03/21/06  $ 3,102.60   $ 4,715.80
                  1,875           2.7%       $1.9375  04/19/06  $ 2,908.69   $ 4,421.06
                  1,500           2.2%       $1.875   06/21/06  $ 2,326.95   $ 3,536.85
==========================================================================================


(1) All options granted are Non-qualified Stock Options granted under the Company's Amended and Restated Stock Option Plan.

(2) These amounts are based on the assumed rates of appreciation as suggested by the rules of the Securities and Exchange Commission over the remaining term of the options and do not represent a prediction by the Company of future stock prices. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's common stock.


Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

         The following table sets forth the aggregate value of unexercised options to acquire shares of common stock held by the Named Executive Officer on June 30, 1996 and the value realized upon the exercise of options during the fiscal year ended June 30, 1996.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


==================================================================================================
                                                Number of                    Value of
                                                Unexercised                Unexercised
                                                  Options                  In-The-Money
                   Shares                           at                        Options
                  Acquired                    June 30, 1996              at June 30, 1996(2)
                     on       Value       _________________________    _________________________
                  Exercise1 Realized(1)
         Name        (#)       ($)        Exercisable Unexercisable   Exercisable Unexercisable
--------------------------------------------------------------------------------------------------

Kenneth W. Gann      -0-       -0-           337,593     5,875        $308,279.63     $2,351.56
==================================================================================================


(1) Mr. Gann did not exercise any stock options held by him during the fiscal year ended June 30, 1996.

(2) The value is calculated as the excess of market value of the common stock as of June 28, 1996 over the exercise price, the last trading day for the 1996 fiscal year. On June 28, 1996, the last sales price for the Company's common stock on the NASDAQ Small Cap Market was $2.125.


Compensation Agreements

         Officers of the Company, except for Mr. Gann, Chief Executive Officer, serve at the pleasure of the Board of Directors. Mr. Gann has an Employment Agreement with the Company that is described below in the Report of the Compensation Committee.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. John A. Adams and Mr. Dean E. Painter, Jr. served as members of the Compensation Committee of the Board of Directors of the Company for the fiscal year ended June 30, 1996, but were not and have not been officers or employees of the Company or any subsidiaries.

         The Company has engaged Talon Resources, Inc. over the last five fiscal years as a consultant on aviation and financial matters, including assistance in the preparation of the Chapter 11 plan of reorganization for the Company. Talon Resources performs airline and financial planning services for the Company. It bills at an hourly rate, plus travel expenses, that has not increased since last approved in Bankruptcy Court. Records of hours for work performed are submitted to the Company's President for approval. John A. Adams, a Director of the Company, is the President and fifty-percent shareholder of Talon Resources, Inc. At the inception of the Company's relationship with Talon Resources, Inc., John
A. Adams was not a Director of the Company. Since the hourly billing rate of Talon Resources, Inc. has not changed since John A. Adams became a Director of the Company in 1993, the Company believes this rate reflects the rate which might have been obtained from a nonaffiliated party. In the fiscal year ended June 30, 1996, Talon Resources, Inc. received payments in the aggregate amount of $88,409 for services rendered in that fiscal year and the prior fiscal year.

         Mr. Adams and Mr. Painter have each extended short-term secured lines of credit to the Company as follows:


=========================================================================
                         Date                   Date     Warrants
          Name          Loaned      Amount     Expired    Granted
=========================================================================
John A. Adams          04/15/96    $200,000   04/30/96     5,000
                       05/14/96     300,000   05/31/96     7,500
                       06/01/96     300,000   06/30/96     7,500
                       07/01/96     100,000   07/31/96     2,500
                       08/01/96     100,000   08/30/96     2,500
=========================================================================
Dean E. Painter, Jr.   04/15/96    $400,000   04/30/96    10,000
                       05/15/96     400,000   05/31/96    10,000
                       06/14/96     400,000   06/30/96    10,000
                       07/16/96     200,000   07/31/96     5,000
                       08/16/96     250,000   08/30/96     6,250
                       09/16/96     400,000   09/30/96    10,000
=========================================================================

         The lines of credit were extended to assist the Company with short-term cash flow. The interest rate was at ten percent (10%) on the lines of credit. The lines of credit were secured by liens on certain personal property owned by the Company. As additional consideration, the Company issued warrants to purchase 2,500 shares of common stock at the then current market price for each $100,000 loaned. If the loan was not repaid at the end of the month in which it was made, the loan was considered a new loan for purposes of the issuance of warrants. The terms of the loans were proposed by Dean Painter and approved by the remaining members of the Board of Directors. These warrants were not issued pursuant to a plan under Rule 16b-3. Given the size of the loans and the time and expense of obtaining outside credit, the Company did not solicit these funds from unaffiliated parties.

         On June 30, 1995 the Company entered into a sale and leaseback transaction with Adallipa Partners. John Adams, K. Ray Allen, Gordon Linkon and Dean Painter are the general partners of Adallipa Partners. As additional consideration for entering into this transaction, the Company issued warrants to purchase 250,000 shares of common stock at the then current market price to the partnership which were immediately distributed pro rata to the partners. The sale and leaseback transaction involved certain aircraft engines owned by the Company. These engines were sold for $1,000,000 which represented the valuation of the engines at the higher of current value or book value. This transaction resulted in a gain of $70,000. The monthly lease term was determined by taking into consideration that both types of engines were mature and by including a substantial factor for probable obsolescence. The President of the Company, Kenneth Gann, made the decision on behalf of the Company to enter into the sale and leaseback transaction. The Company was unable to compare the terms of this transaction with similar unaffiliated transactions because the Company was unable to attract any other proposal from any other lender to obtain the sale and leaseback financing. The sale and leaseback financing was critically important to the Company's cash flow.


                      REPORT OF THE COMPENSATION COMMITTEE


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including this Proxy Statement, the following Report of the Board of Directors as well as the Performance Graph set forth on page 10 hereof shall not be deemed to be incorporated into any such filings.

         The SEC rules addressing disclosure of executive compensation in proxy statements require a report by a Compensation Committee or similar entity or by the Board of Directors as a whole concerning compensation policies applicable to executive officers including the specific relationship of corporate performance to executive compensation. The focus of this Report is to be the compensation paid or accrued for the last fiscal year.

         The compensation policies of the Company for the fiscal year ended June 30, 1996 were established by the Compensation Committee and the Stock Option Committee of the Board of Directors. The Compensation Committee is composed of two nonemployee Directors and has oversight responsibility for executive compensation and executive benefit program of the Company, except for the Amended and Restated Stock Option Plan (the "Stock Option Plan") which is administered by the Stock Option Committee. This bifurcation of responsibilities resulted from the necessity of administration by disinterested Directors under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.


Compensation Committee Report on Executive Compensation

         The Company's executive compensation policies during the last fiscal year has focused on cash compensation in the form of annual salary and incentive compensation in the form of stock options. Given the financial circumstances during that period, the objective was to pay salaries at a level sufficient to hire and retain executive officers but consistent with the cash flow needs of the Company. Executive officers were provided opportunity for far greater compensation by the award of stock options. Directors of the Company were also compensated through the award of stock options in lieu of Directors' fees or other benefits.

         Mr. Gann's compensation has been composed of two elements: (1) a base salary, effective in 1991, of $125,000 adjusted for inflation; and (2) the awards of stock options. Mr. Gann received stock options to purchase 200,000 shares of common stock as an inducement to join the Company as its President and Chief Executive Officer when it was in the first phase of its Chapter 11 Reorganization proceeding. The stock options became exercisable in three roughly equal annual installments. Since Mr. Gann joined the Company, there has been only one adjustment in the base salary.

         In February of 1994, upon the recommendation of the Compensation Committee, the Company entered into a new employment agreement with Mr. Gann. This employment agreement provided for a base salary of $125,000 and contained a three-year term. The base salary was increased to $131,000 when a car allowance was terminated and combined with Mr. Gann's salary. The Compensation Committee recommended the new employment agreement in light of the uncertainties related to the Company's financial circumstances, as a means to retain the services of Mr. Gann. Other than the change in term from one year to three years, the only material difference to the employment relationship concerned a potential change in Mr. Gann's responsibilities. If the Board of Directors determined to elect a new Chief Executive Officer, then Mr. Gann had the choice to remain as Chief Operating Officer and President or to resign and receive compensation for twelve
(12) months after resignation. If the Board of Directors shall reduce the job responsibilities of Mr. Gann below those normally attributable to the Chief Executive Officer of a Delaware corporation, then Mr. Gann has the right to terminate the agreement and receive the compensation due for the remaining term of the agreement.

         In November of l995, Mr. Gann received grants of options to purchase 15,000 shares of common stock at market prices under the Company's Stock Option Plan. Mr. Gann also received grants of options in connection with loans made to the Company. See discussion under "Certain Relationships and related transactions.

         During the last fiscal year, even though the results of operations showed substantial improvement as compared to the prior fiscal year, Mr. Gann's level of cash compensation was not directly related to measures of the Company's performance. The cash compensation was provided in accordance with the employment agreement stated above. The Compensation Committee does not currently have policies concerning the payment of cash bonuses, preferring to tie incentive compensation to the performance of the Company's common stock through the issuance of stock options. The Compensation Committee does not currently have specific policies concerning the relationship between the Company's performance and the issuance of stock options, preferring to assess each issuance of stock options in light of the surrounding facts and circumstances. The issuance to Mr. Gann of options to purchase 15,000 shares of the common stock of the Company during the previous fiscal year was in lieu of directors' fees.


                     Compensation Committee

           John A. Adams          Dean E. Painter, Jr.


                     Stock Option Committee

               K. Ray Allen          Gordon Linkon




                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the cumulative return on the Company's common stock since June 30, 1991 with the cumulative total return in the CRSP Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Index for NASDAQ stocks having an SIC Code's of 3700-3799, 4200-4299, 4400-4599 and 4700-4799 over the same period. The companies comprising those SIC Codes are engaged in trucking and transportation.
The graph assumes an initial $100.00 investment on June 30, 1991.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                              Performance Graph for
                                   CCAIR, INC.




         Prepared by the Center for Research in Security Prices (CRSP) The University of Chicago Graduate School of Business
         Produced on 09/18/96 including data to 06/28/96



CRSP Total Returns Index

                  6/28/91  6/30/92  6/30/93 6/30/94  6/30/95  6/28/96

CCAIR, Inc.        100.0    190.0    315.0    80.0    127.5      85.0

NASDAQ Stock Market
 (U.S. Companies)  100.0    120.1    151.1   152.5    203.6     261.4

NASDAQ Trucking
 & Transportation
 Stocks            100.0    121.6    149.6   153.2    171.3     189.9




Notes:

         A.  The index level for all series was set to $100.00 on 06/28/91.

         B. The NASDAQ Trucking & Transportation Stocks include SIC Codes 3700-3799, 4200-4299, 4400-4599 & 4700-4799, both U.S. and foreign companies included.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Painter, Mr. Adams, Mr. Allen and Mr. Gann have extended short-term secured lines of credit to the Company since July 1, 1995. Their lines of credit were extended to assist the Company with short-term cash flow. Please refer to the disclosure under the heading "Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and Mr. Painter and Mr. Adams. Mr. Allen lent $100,000 in June, 1996, $100,000 in July, 1996 and $150,000 in August, 1996 and received warrants to purchase 2,500, 2,500 and 3,750 shares of the Company's common stock, respectively. Mr. Gann extended short-term lines of credit under terms similar to those set forth above. Mr. Gann was issued options to acquire shares of the Company's common stock under the Company's Stock Option Plan. See page 8 for a more complete description. Mr. Gann made loans as follows:


===============================================================================
         Date Loaned     Amount      Date Expired   Related Rights Granted
===============================================================================
          08/14/96      $ 65,000       08/29/96              1,625
          07/16/96        70,000       07/31/96              1,750
          06/21/96        60,000       07/03/96              1,500
          04/19/96        75,000       04/30/96              1,875
          03/21/96        80,000       04/01/96              2,000
          02/22/96        80,000       03/05/96              2,000
          12/22/95        90,000       12/29/95              2,250
          11/24/95       100,000       11/29/95              2,500
          10/27/95       100,000       10/31/95              2,500
          08/01/95       100,000       08/16/95              2,500
          07/01/95       100,000       07/31/95              2,500
===============================================================================


         The Company believes that the foregoing transactions were contracted on terms at least as favorable to the Company as could be obtained from unrelated third parties.


                          COMPLIANCE WITH SECTION 16(a)

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors and persons who own more than ten percent of the Company's common stock to file reports of ownership or change in ownership in the Company's common stock with the Securities and Exchange Commission. Based solely on a review of those reports and on information supplied to the Company, without independent inquiry, all Section 16(a) filing requirements applicable to its executive Officers, Directors and greater than ten-percent shareholders were complied with, except as set forth below.

         Mr. Adams and Mr. Painter did not report the issuance of warrants to purchase shares of common stock until the Form 5 was filed with respect to the 1996 fiscal year.

                          PROPOSALS OF SECURITY HOLDERS

         It is expected that the Company's Annual Meeting in 1997 will be held on or about November 13, 1997. Stockholders desiring to submit proposals for action at that meeting will be required to submit them to the Company on or about June 13, 1997. Any shareholder proposal must also be proper in form and substance as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting and discussed above. If other matters are properly brought before the Annual Meeting,however, the persons named in the accompanying form of proxy will vote the proxy on such matters in accordance with their best judgment.





By Order of the Board of Directors
October 16, 1996

*****************************************************************************


                              APPENDIX



                                  CCAIR, INC.                              PROXY
                        4700 YORKMONT ROAD, SECOND FLOOR
                        CHARLOTTE, NORTH CAROLINA 28208
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned stockholder of CCAIR, Inc. (the "Company") hereby constitutes and appoints Kenneth W. Gann and Peter J. Sistare, and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all the shares of Common Stock of the Company held of record by the undersigned on September 20, 1996 at the Annual Meeting of the Stockholders of the Company to be held on November 14, 1996 and at any and all adjournments thereof.
1. PROPOSAL TO ELECT THE FIVE NOMINEES LISTED BELOW AS DIRECTORS TO SERVE FOR A TERM EXPIRING AT THE ANNUAL MEETING FOR THE FISCAL YEAR ENDING JUNE 30, 1997 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.
[ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY to vote for all nominees
                                   listed below
  (except as marked to the contrary below)
(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)
NOMINEES: Kenneth W. Gann, Dean E. Painter Jr., John A. Adams, K. Ray Allen and Gordon Linkon.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH
OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, IN THEIR SOLE DISCRETION.
                                         Dated:                          , 1996.

                                               Signature of Stockholder(s)

                                         Please sign exactly as name appears on
                                         this proxy. When shares are held by
                                         joint tenants, both should sign. When
                                         signing on behalf of a corporation or
                                         partnership, or as attorney, agent or
                                         fiduciary, please indicate the capacity
                                         in which you are signing.
   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.